Exhibit 10.2
AIRSCULPT TECHNOLOGIES, INC.
PSU AWARD GRANT NOTICE
(2021 EQUITY INCENTIVE PLAN)
AirSculpt Technologies, Inc. (the “Company”) has awarded to you (the “Participant”) the number of performance stock units specified and on the terms set forth below in consideration of your services (the “PSU Award”). Your PSU Award is subject to all of the terms and conditions as set forth herein and in the AirSculpt Technologies, Inc. 2021 Equity Incentive Plan (the “Plan”) and the Award Agreement (the “Agreement”), which are attached hereto and incorporated herein in their entirety. Capitalized terms not explicitly defined herein but defined in the Plan or the Agreement shall have the meanings set forth in the Plan or the Agreement.

Participant:	Yogesh Jashnani
Date of Grant:	January 7, 2025
Target Number of Performance Stock Units:	220,386
Performance Period	January 1, 2025 through December 31, 2027
Performance Goal(s):
The Performance Stock Units (“PSUs”) shall vest on the first date during the Performance Period that the 60-Day VWAP equals or exceeds the following stock price performance goals:
•Twenty-five percent (25%) of the PSUs shall vest if the Company’s 60-Day VWAP equals or exceeds one hundred twenty-five percent (125%) of the Baseline Stock Price;

•Twenty-five percent (25%) of the PSUs shall vest if the Company’s 60-Day VWAP equals or exceeds one hundred seventy-five percent (175%) of the Baseline Stock Price;

•Twenty-five percent (25%) of the PSUs shall vest if the Company’s 60-Day VWAP equals or exceeds two hundred percent (200%) of the Baseline Stock Price; and

•Twenty-five percent (25%) of the PSUs shall vest if the Company’s 60-Day VWAP equals or exceeds two hundred twenty-five percent (225%) of the Baseline Stock Price.
“60-Day VWAP” shall have the meaning ascribed to such term in your employment agreement with the Company dated as of December 6, 2024, as may be amended from time to time (the “Employment Agreement”).
Further, in the event that the Company declares an extraordinary dividend (which would qualify as a “corporate transaction” as provided in Treas. Reg. § 1.424-1(a)(3)(ii)), the per share amount of such dividend shall be incorporated into the 60-Day VWAP calculation for purposes of determining the achievement of the Performance Goals above.
“Baseline Stock Price” shall have the meaning ascribed to such term in the Employment Agreement.

Notwithstanding the foregoing, vesting shall terminate immediately upon your termination of employment with the Company and all then unvested or unsettled PSUs shall terminate immediately, automatically and without consideration on the date of such termination, subject to the Qualifying Terminations provision below; provided, however, notwithstanding the foregoing, the Board in its sole discretion may determine that any then unvested or unsettled PSUs which remain outstanding and eligible to vest or settle based on achievement of the Performance Goals during any period in which your Continuous Service with the Company continues notwithstanding your termination of employment.
Any PSUs that are not vested (i.e., with respect to which the Performance Goals have not been achieved) prior to or at the end of the Performance Period, shall terminate immediately, automatically and without consideration on the last day of the Performance Period.
Qualifying Terminations: In the event that the Participant’s employment is terminated (a) either (i) by the Company without Cause, or (ii) by the Participant with Good Reason, more than three (3) months prior to or twelve (12) months following a Change in Control, or (b) due to the Participant’s death or Disability, then, in each case, subject to Section 5 of the RSU Award Agreement, the PSUs shall remain outstanding and eligible to vest in accordance with the Agreement on a pro-rated basis (based on a fraction the numerator of which is the number of days during which the Participant was employed by the Company during the Performance Period and the denominator of which is the total number of days in the Performance Period).
For the avoidance of doubt, upon the expiration of such twelve (12) or twenty-four (24) month period, as applicable, the PSUs shall terminate immediately, automatically and without consideration at the end of such period.
For purposes of the PSU Award Agreement, “Good Reason” shall have the meaning ascribed to such term in the Employment Agreement.
Change in Control: Upon a Change in Control that occurs during the Performance Period, all PSUs shall vest based on the achievement of the Performance Goals above using the per share consideration paid by the buyer in lieu of the 60-Day VWAP for purposes of such determination. Any remaining unvested PSUs shall convert to time-vesting restricted stock units, and such time-vesting restricted stock units shall vest in their entirety on the last day of the Performance Period, subject to the Participant’s Continuous Service with the Company through such last day of the Performance Period. In the event that the Participant’s employment is terminated (a) by the Company without Cause, or (b) by the Participant with Good Reason, within three (3) months prior to or twelve (12) months following a Change in Control, then, in each case, subject to Section 5 of the RSU Award Agreement, all of the Participant’s PSUs that were converted to time-vesting restricted stock units pursuant to this Change in Control provision shall vest and be settled in full in accordance with the Issuance Schedule provision below; provided, however, that in the event that the Participant’s termination of employment occurs within three (3) months prior to a Change in Control, all of the Participant’s PSUs granted hereunder shall vest in accordance with the foregoing sentence upon such termination of employment, and all of the Participant’s PSUs that were converted to time-vesting restricted stock units pursuant to such foregoing sentence shall vest in accordance with this sentence upon the consummation of the Change in Control.
Issuance Schedule:    One share of Common Stock will be issued at the time set forth in Sections 5 and 6 of the Agreement for each PSU which vests.
Participant Acknowledgments: By your signature below or by electronic acceptance or authentication in a form authorized by the Company, you understand and agree that:

•The PSU Award is governed by this PSU Award Grant Notice (the “Grant Notice”), and the provisions of the Plan and the Agreement, all of which are made a part of this document. Unless otherwise provided in the Plan, this Grant Notice and the Agreement (together, the “PSU Award Agreement”) may not be modified, amended or revised except in a writing signed by you and a duly authorized officer of the Company.

•You have read and are familiar with the provisions of the Plan, the PSU Award Agreement and the Prospectus. In the event of any conflict between the provisions in the PSU Award Agreement, or the Prospectus and the terms of the Plan, the terms of the Plan shall control.

•The PSU Award Agreement sets forth the entire understanding between you and the Company regarding the acquisition of Common Stock and supersedes all prior oral and written agreements, promises and/or representations on that subject with the exception of: (i) other equity awards previously granted to you, and (ii) any written employment agreement, offer letter, severance agreement, written severance plan or policy, or other written agreement between the Company and you in each case that specifies the terms that should govern this PSU Award.

•The PSU Award under the PSU Award Agreement is in full satisfaction of the Company’s obligations to you with respect to the “VWAP PSUs” (as defined in the Employment Agreement) provided under Section 4.5 of the Employment Agreement.

AIRSCULPT TECHNOLOGIES, INC.		PARTICIPANT:

By:	/s/ Dennis Dean	/s/ Yogesh Jashnani
	Signature		Signature
Title:	Chief Financial Officer	Date:	3/15/2025

Date:	3/15/2025

AIRSCULPT TECHNOLOGIES, INC.
AWARD AGREEMENT
(2021 EQUITY INCENTIVE PLAN)
As reflected by your PSU Award Grant Notice (“Grant Notice”), AirSculpt Technologies, Inc. (the “Company”) has granted you a PSU Award under the AirSculpt Technologies, Inc. 2021 Equity Incentive Plan (the “Plan”), attached hereto as Exhibit A, for the number of performance stock units as indicated in your Grant Notice (the “PSU Award”). The terms of your PSU Award as specified in this Award Agreement for your PSU Award (this “Agreement”) and the Grant Notice constitute your “PSU Award Agreement”. Defined terms not explicitly defined in this Agreement but defined in the Grant Notice or the Plan shall have the same definitions as in the Grant Notice or Plan, as applicable.
The general terms applicable to your PSU Award are as follows:
1.GOVERNING PLAN DOCUMENT. Your PSU Award is subject to all the provisions of the Plan, including but not limited to the provisions in:

(a)Section 6 of the Plan regarding the impact of a Capitalization Adjustment, dissolution, liquidation, or Corporate Transaction on your PSU Award;

(b)Section 9(e) of the Plan regarding the Company’s retained rights to terminate your Continuous Service notwithstanding the grant of the PSU Award; and

(c)Section 8 of the Plan regarding the tax consequences of your PSU Award.
Your PSU Award is further subject to all interpretations, amendments, rules and regulations, which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the PSU Award Agreement and the provisions of the Plan, the provisions of the Plan shall control.
2.GRANT OF THE PSU AWARD. This PSU Award represents your right to be issued on a future date the number of shares of the Company’s Common Stock that is equal to the number of performance stock units indicated in the Grant Notice as modified to reflect any Capitalization Adjustment and subject to your satisfaction of the Performance Goals (the “Performance Stock Units”). Any additional Performance Stock Units that become subject to the PSU Award pursuant to Capitalization Adjustments as set forth in the Plan and the provisions of Section 3 below, if any, shall be subject, in a manner determined by the Board, to the same forfeiture restrictions, restrictions on transferability, and time and manner of delivery as applicable to the other Performance Stock Units covered by your PSU Award.

3.DIVIDEND EQUIVALENTS. If cash dividends or other cash distributions are paid in respect of the shares of Common Stock underlying unvested Performance Stock Units, then a dividend equivalent equal to the amount paid in respect of one share of Common Stock shall accumulate and be paid with respect to each unvested Performance Stock Unit at time of settlement; provided that any dividend equivalent rights granted shall be subject to the same vesting terms as the related Performance Stock Units.

4.WITHHOLDING OBLIGATIONS. As further provided in Section 8 of the Plan, you hereby authorize withholding from payroll and any other amounts payable to you, and otherwise agree to make adequate provision for, any sums required to satisfy the federal, state, local and foreign tax withholding obligations, if any, which arise in connection with your PSU Award (the “Withholding Obligation”) in accordance with the withholding procedures established by the Company. For avoidance of doubt, via this Agreement, the Company hereby authorizes you to elect to satisfy all Withholding Obligation with respect to this PSU Award via share withholding; provided, however, that the Withholding Obligation may not be satisfied through share withholding upon settlement of any Performance Stock Units upon a material breach of the Loan Covenant, as described in the “Other Vesting Acceleration” provisions of the Grant Notice, if such share withholding would result in a further breach of the Loan Covenant. Unless the Withholding Obligation is satisfied, the Company shall have no obligation to deliver to you any Common Stock in respect of the PSU Award. In the event the Withholding Obligation of the Company arises prior to the delivery to you of Common Stock or it is determined after the delivery of Common Stock to you that the amount of the Withholding Obligation was greater than the amount withheld by the Company, you agree to indemnify and hold the Company harmless from any failure by the Company to withhold the proper amount.

5.RELEASE AGREEMENT. Any obligation of the Company to deliver to you shares of Common Stock in respect of Performance Stock Units that have vested due to the Qualifying Terminations provision of the Grant Notice, as a result of your termination of employment (or Continuous Service) or achievement of Performance Goal(s) after your termination of employment (or Continuous Service), is conditioned upon you delivering to the Company and not revoking a general release of all claims in the form attached to your employment agreement with the Company (the “Release Agreement”), within 60 days following your termination of employment (the “Release Period”). If the Release Agreement does not become fully effective and irrevocable prior to the expiration of the Release Period, all Performance Stock Units will be forfeited immediately, automatically and without consideration as of the date of your termination of employment (or, as applicable, Continuous Service).

6.DATE OF ISSUANCE.

(a)The issuance of shares in respect of the Performance Stock Units is intended to comply with Treasury Regulations Section 1.409A-1(b)(4) and will be construed and administered in such a manner. Subject to the satisfaction of the Withholding Obligation, if any, in the event that the Performance Goal(s) provided in the Grant Notice have been achieved and one or more Performance Stock Units vests, the Company shall issue to you one (1) share of Common Stock for each Performance Stock Unit that vests in the first calendar quarter of the calendar year immediately following the end of the Performance Period (and no later than March 15th) (subject to any adjustment under Section 3 above, and subject to any different provisions in the Grant Notice or in Section 5 above), subject to your continued employment with the Company on the Original Issuance Date (subject to the Qualifying Terminations provision of the Grant Notice). Each issuance date determined by this paragraph is referred to as an “Original Issuance Date.”

(b)If the Original Issuance Date falls on a date that is not a business day, delivery shall instead occur on the next following business day. In addition, if:

(i)the Original Issuance Date does not occur (1) during an “open window period” applicable to you, as determined by the Company in accordance with the Company’s then-effective policy on trading in Company securities, or (2) on a date when you are otherwise permitted to sell shares of Common Stock on an established stock exchange or stock market (including but not limited to under a previously established written trading plan that meets the requirements of Rule 10b5-1 under the Exchange Act and was entered into in compliance with the Company’s policies (a “10b5-1 Arrangement”)), and

(ii)either (1) a Withholding Obligation does not apply, or (2) the Company decides, prior to the Original Issuance Date, (A) not to satisfy the Withholding Obligation by withholding shares of Common Stock from the shares otherwise due, on the Original Issuance Date, to you under this Award, and (B) not to permit you to enter into a “same day sale” commitment with a broker-dealer (including but not limited to a commitment under a 10b5-1 Arrangement) and (C) not to permit you to pay your Withholding Obligation in cash, then the shares that would otherwise be issued to you on the Original Issuance Date will not be delivered on such Original Issuance Date and will instead be delivered on the first business day when you are not prohibited from selling shares of the Company’s Common Stock in the open public market, but in no event later than December 31 of the calendar year in which the Original Issuance Date occurs (that is, the last day of your taxable year in which the Original Issuance Date occurs), or, if and only if permitted in a manner that complies with Treasury Regulations Section 1.409A-1(b)(4), no later than the date that is the 15th day of the third calendar month of the applicable year following the year in which the shares of Common Stock under this Award are no longer subject to a “substantial risk of forfeiture” within the meaning of Treasury Regulations Section 1.409A-1(d).
(c)To the extent the PSU Award is a Non-Exempt Award, the provisions of Section 11 of the Plan shall apply.

7.LOCK-UP-PERIOD. By accepting your PSU Award, you agree that you will not sell, dispose of, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale with respect to any shares of Common Stock or other securities of the Company held by you, for a period of one hundred eighty (180) days following the effective date of a registration statement of the Company filed under the Securities Act or such longer period as the underwriters or the Company will request to facilitate compliance with FINRA Rule 2241 or any successor or similar rules or regulation (the “Lock-Up Period”); provided, however, that nothing contained in this section will prevent the exercise of a repurchase option, if any, in favor of the Company during the Lock-Up Period. You further agree to execute and deliver such other agreements as may be reasonably requested by the Company or the underwriters that are consistent with the foregoing or that are necessary to give further effect thereto. In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to your shares of Common Stock until the end of such period. You also agree that any transferee of any shares of Common Stock (or other securities) of the Company held by you will be bound by this Section 6. The underwriters of the Company’s stock are intended third party beneficiaries of this Section 6 and will have the right, power and authority to enforce the provisions hereof as though they were a party hereto.

8.TRANSFERABILITY. Except as otherwise provided in the Plan, your PSU Award is not transferable, except by will or by the applicable laws of descent and distribution.

9.CORPORATE TRANSACTION. Your PSU Award is subject to the terms of any agreement governing a Corporate Transaction involving the Company, including, without limitation, a provision for the appointment of a stockholder representative that is authorized to act on your behalf with respect to any escrow, indemnities and any contingent consideration.

10.NO LIABILITIES FOR TAXES. As a condition to accepting the PSU Award, you hereby (a) agree to not make any claim against the Company, or any of its Officers, Directors, Employees or Affiliates related to tax liabilities arising from the PSU Award or other Company compensation and (b) acknowledge that you were advised to consult with your own personal tax, financial and other legal advisors regarding the tax consequences of the PSU Award and have either done so or knowingly and voluntarily declined to do so.

11.SEVERABILITY. If any part of this Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity will not invalidate any portion of this Agreement or the Plan not declared to be unlawful or invalid.  Any Section of this Agreement (or part of such a Section) so declared to be unlawful or invalid will, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.

12.OTHER DOCUMENTS.   You hereby acknowledge receipt of or the right to receive a document providing the information required by Rule 428(b)(1) promulgated under the Securities Act, which includes the Prospectus.  In addition, you acknowledge receipt of the Company’s Trading Policy.

13.QUESTIONS. If you have questions regarding these or any other terms and conditions applicable to your PSU Award, including a summary of the applicable federal income tax consequences please see the Prospectus.

EXHIBIT A
2021 EQUITY INCENTIVE PLAN